Exhibit 5.1

May 21, 2014
Fulbright & Jaworski LLP
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Geospace Technologies Corporation	United States
7007 Pinemont Drive
Houston, Texas 77040	Tel +1 713 651 5151
Fax +1 713 651 5246 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Geospace Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to 1,500,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), to be offered upon the terms and subject to the conditions set forth in the Registrant’s 2014 Long Term Incentive Plan.

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Registrant, as amended, the amended Bylaws of the Registrant, the Plans, the records of relevant corporate proceedings with respect to the offering of the Shares and other such documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

In rendering the opinions expressed below, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the applicable laws of the State of Texas, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the applicable federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Geospace Technologies Corporation May 21, 2014 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP